Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Fidelity Private Credit Company LLC

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$18,917,680.41(1)	0.0001531	$2,896.30

Fees Previously Paid			$2,893.31

Total Transaction Valuation	$18,917,680.41(1)

Total Fees Due for Filing			$2,896.30(2)

Total Fees Previously Paid			$2,893.31(2)

Total Fee Offsets

Net Fee Due			$2.99

(1)

The transaction value is calculated as the aggregate maximum purchase price for units, based upon the net asset value per unit as of March 31, 2025, of $9.69. This amount is based upon the offer to purchase up to 1,952,289 common units of beneficial interest of Fidelity Private Credit Company LLC. The fee of $2,893.31 was paid in connection with the filing of the Schedule TO-I by Fidelity Private Credit Company LLC (File No. 005-94110) on February 27, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)

Calculated at $153.10 per $1,000,000 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Fidelity Private Credit Company LLC	SC TO-I	005-94110	February 27, 2025		$2,893.31

Fee Offset Sources					February 27, 2025		$2,893.31